This Agreement made as of the 20th day of October, 2000.

BETWEEN:

                    URANIUM STRATEGIES INC.
                    a corporation incorporated pursuant to
                    the laws of the State of Nevada, USA
                    (herein called "USI")



                    -and-



                    PLATORO WEST INCORPORATED a
                    corporation incorporated pursuant to
                    the laws of the State of Colorado,
                    USA (herein called "Platoro")

         Whereas Platoro has represented to USI that Platoro has information as to the location in the United States of America of lands in the Public Domain or staked out by Platoro which may contain high concentrations of minerals including without limiting the generality of the foregoing, copper;

         NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the respective covenants and agreements of the parties contained herein, the sum of ten dollars ($10.00) now paid by each party hereto to the other, and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto), it is agreed as follows:

                           ARTICLE 1 - INTERPRETATION

1.1      In this Agreement, unless the context otherwise requires:

"Agreement" means this agreement, including all Schedules attached or to be attached, as amended from time to time in accordance with its terms;
"Business Day" means every day except Saturday, Sunday or a day which is a statutory holiday under the laws of Canada or Ontario;
"Encumbrance" means any mortgage, lien, pledge, charge, security interest, restriction, claim, encumbrance, right to use or acquire, ownership interest or demand of any nature whatsoever;
"Mining Claim" means a parcel of land, including land under water, that has been staked and recorded;
"Net Smelter Royalty" means an amount equal to three (3%) percent of the actual proceeds of sale of Valuable Minerals derived from the development and production of Subject Mining Claims actually received in cash by USI or its assignees from the sale thereof from a smelter or refinery after the deductions of smelting or refining charges including, without limitation after deduction of sampling, processing, umpiring and travel charges to deliver the Valuable Minerals to or from the smelter or refinery;

"Subject Mining Claim" means a Mining Claim referred to in 2.1 of this Agreement or in Schedule "A" hereto;
"Person" includes an individual, partnership, unincorporated association, organization, syndicate, corporation, trust and a trustee, executor, administrator or other legal or personal representative;
"Valuable Minerals" means mines, ore, concentrates, bullion, minerals, including without limiting the generality of the foregoing, copper, gold, silver and all rare and precious metals and/or other products located in, on or under Subject Mining Claims;

1.2  In this Agreement:

 .1   words denoting the singular include the plural and vice versa and words denoting any gender include both genders;
 .2   any reference to a statute shall be the statute in force on the date hereof, unless otherwise expressly provided;
 .3   the use of headings is for convenience of reference only and shall not affect the construction of this Agreement;
 .4   when calculating the period of time within which or following which any act is to be done or steps taken, the date which is the reference day in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period shall end on the next Business Day;
 .5   all dollar amounts are expressed in United States of America funds unless stated otherwise;

                        ARTICLE 2 - COVENANTS OF PLATORO

2.1 Within thirty (30) Business Days following the date of this Agreement, Platoro covenants and agrees that, as agent and trustee for USI and in the name of USI, Platoro shall locate, stake out and record (with due regard for all legal formalities) or transfer (with due regard for all legal formalities) to USI, twenty (20) Mining Claims that Platoro acting reasonably, believes will contain high concentrations of copper.

2.2 Platoro covenants and agrees to do all things reasonably required to cause such Mining Claims to be staked out and registered in the name of USI and no others and to cause all legal steps required pursuant to the laws of the applicable State and the United States of America to be taken for such Mining Claims to be filed, registered and recorded in all public records in the name of USI, and no others as the sole and absolute owner thereof such that USI shall be the sole and absolute owner of such Mining Claims and all Valuable Minerals therein free and clear of all Encumbrances.

2.3 Notwithstanding 2.2, in the event that applicable local laws require that any person desiring to file, record or register a Mining Claim must hold a license or satisfy any other legal requirement in order to do so, all Mining Claims referred to in 2.1 shall be recorded in the name of Platoro as trustee for USI and Platoro hereby declares itself to be a trustee for USI in each and every such recorded Mining Claim and all Valuable Minerals therein.

2.4.1 Immediately following completion of the obligations set forth in 2.1, Platoro shall provide USI with the following:
 .1   complete particulars as to the precise location of the Mining Claims so located, staked out and recorded;
 .2   evidence, satisfactory to USI and its counsel, acting reasonably, that 2.2 or if applicable 2.3, have been complied with and satisfied;
 .3   if 2.3 is applicable, a declaration of trust, in form and substance satisfactory to USI and its counsel acting reasonably, executed by Platoro verifying that Platoro holds all such Mining Claims and Valuable Minerals found therein in trust for USI;

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

2.4.2 Immediately following completion of the obligations set forth in 2.1, Platoro shall provide USI, at the sole cost of USI, such information and data in the possession or control of Platoro relating to the Subject Mining Claims as is requested by USI, together with such documents in the possession or control of Platoro relating thereto (including without limiting the generality of the foregoing, all maps, file contents, geological, engineering, environmental and metallurgical data and information) as are specified by USI.

                          ARTICLE 3 - COVENANTS OF USI

3.1  USI covenants and agrees as follows:
 .1   to pay to Platoro the sum of $5,000.00 within ten (10) Business Days following the execution and delivery of this Agreement;
 .2   commencing in 2001 and continuing yearly thereafter so long as the claims are held in the name of or for the benefit of USI, to pay Platoro the amount required by federal and county officials plus 2.00 per claim (currently 107.00) ten (10) Business Days before the filing fees are due and payable to the applicable State, County, and the United States of America;
 .3       to pay to Platoro the Net Smelter Royalty within ten (10) Business Days following receipt of any proceeds of sale of Valuable Minerals derived from Subject Mining Claims unless and until the payment referred to in
         3.4 is made.

3.2 Commencing on or before August 31, 2001, and continuing yearly thereafter so long as the claims are held in the name of or for the benefit of USI, USI shall pay Platoro a yearly fee of 2,000.00.

3.3 USI covenants and agrees to issue 10,000 common shares of USI to Platoro within ten (10) Business Days following the execution and delivery of this Agreement.

3.4 Notwithstanding 3.1.3, at any time on or before the expiration of six (6) years from the date of this Agreement, USI shall be entitled to pay to Platoro an amount equal to One Million Dollars ($1,000,000.00) less the total of all amounts theretofore paid by USI to Platoro pursuant to this Agreement, and thereupon USI shall forever be relieved of the obligation to pay to Platoro the Net Smelter Royalty.

3.5 Notwithstanding 3.1.3, at any time after the expiration of six (6) years from the date of this Agreement, USI shall be entitled to pay to Platoro an amount equal to Two Million Dollars ($2,000,000.00) less the total of all amounts theretofore paid by USI to Platoro pursuant to this Agreement, and thereupon USI shall forever be relieved of the obligation to pay to Platoro the Net Smelter Royalty.

                             ARTICLE 4 - TERMINATION

4.1 Notwithstanding anything contained herein and notwithstanding any provision of law to the contrary, the failure of USI to perform any material obligation according to the terms or provisions of this Agreement, which substantially affect the rights of Platoro under this Agreement, shall constitute an event of default. Upon an event of default, Platoro shall give to USI written notice of default, specifying in reasonable detail the particular default or defaults relied on by Platoro. USI shall have thirty (30) days after receipt of Platoro's notice in which to contest, cure, or commence to cure (and diligently thereafter proceed to cure) the alleged default or defaults. If USI contests that default occurred, it shall so advise Platoro in writing within thirty (30) days after receipt of Platoro's notice. If, within fifteen (15) days after Platoro's receipt of USI's notice the Parties have not resolved the dispute by mutual agreement, the issue of default may be submitted to a court of competent

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

jurisdiction, and USI shall not be deemed to be in default until the matter shall have been determined finally by the court and all appeals have been waived or exhausted and all periods for appeal have expired. If the judicial process results in a final finding of default, USI shall have thirty (30) days thereafter in which to cure or commence to cure (and diligently thereafter proceed to cure) the default. Upon USI's failure to cure or commence to cure the default within the time periods allowed above, Platoro may declare by written notice to USI, a termination of this Agreement; provided however, that under no circumstances may Platoro terminate this Agreement as a result of USI's failure to cure and default which, by its nature, is either impossible or impracticable to cure, in which case Platoro's sole remedy and relief shall be the recovery of actual compensatory damages. Upon termination of this Agreement, USI shall transfer and convey to Platoro all of USI's right, title and interest in and to the Subject Mining Claims and in and to all Valuable Minerals therein.

4.2 It is the intention of the parties hereto that in the event of a default by USI that is not rectified within the time specified in 4.1, the only remedy available to Platoro shall be to compel the transfer and conveyance to Platoro all of USI's right, title and interest in and to the Mining Claims referred to in 2.3 and in and to all Valuable Minerals therein. For greater certainty, the parties declare their intention that in the event of such default Platoro shall be entitled to retain all money theretofore paid by USI to Platoro pursuant to this Agreement as at the date of default and to retain all shares actually issued to Platoro pursuant to this Agreement as at the date of default, but notwithstanding anything in this Agreement or at law, Platoro shall not be entitled to receive any payments contemplated by this Agreement which have not then actually been made by USI to Platoro, nor any shares contemplated by USI which have not then been issued to Platoro and Platoro shall have no claim of any nature or kind whatsoever as against USI.

4.3 USI shall have the right, at any time and from time to time, to surrender and terminate this Agreement, as to all of the Subject Mining Claims, by providing to Platoro written notice at least ten (10) days prior to the effective date of such surrender and termination. Upon such termination, USI's right, title and interest in and to the Subject Mining Claims and in and to all Valuable Minerals therein shall terminate, except as provided in this Agreement to the contrary. Promptly, after termination of the Agreement as to all of the Subject Mining Claims, USI shall provide to Platoro a duly executed and acknowledged release of USI's interest in the Subject Mining Claims.

4.4 USI shall have the right, but not the obligation, for a period of one (1) year after surrender or termination of this Agreement, to enter upon and remove from the property any or all machinery, equipment, fixtures, buildings, improvements, concentrates, ore, tailings, residue and personal property of every kind and description erected or placed upon or extracted from the property by USI. Any such property not removed by USI from the property within the period allowed for removal shall become the exclusive property of Platoro and USI shall have no further right, title, obligation, or interest therein.

              ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF PLATORO

Platoro hereby represents and warrants to USI as follows and acknowledges that USI is relying upon such representations and warranties in entering into this
Agreement:

5.1 Platoro is a corporation duly incorporated and organized and is validly existing under the laws of the State of Colorado. Platoro has the requisite corporate and legal power and authority to satisfy all of its obligations pursuant to this Agreement and is in good standing in each jurisdiction in which it carries on business.

5.2 Platoro has not entered into any agreement with anyone other than USI for the locating, staking out and recording of the Subject Mining Claims .

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

5.3 There is not now outstanding against Platoro any judgment, execution, order, injunction, decree or rule of any court, administrative agency, governmental authority or arbitrator which affects the ability of Platoro to carry out its obligations under this Agreement.

5.4 The execution and delivery of this Agreement by Platoro, the consummation of the transactions contemplated hereby and the fulfilment by Platoro of the terms, conditions and provisions hereof will not:
 .1   contravene or violate or result in the breach (with or without the giving of notice or lapse of time, or both) or acceleration of any obligations of Platoro under:
     .1   the laws to which Platoro is subject;
     .2 any judgment, order, writ, injunction or decree of any court or of any government official, agency or instrumentality which is presently applicable to Platoro;
     .3 the articles, bylaws or any resolutions of Platoro or any amendments thereto or restatements thereof; or
     .4 the provisions of any agreement, arrangement or understanding to which Platoro is a party or by which it is bound.

5.5 Platoro has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement and no approvals or consents of any other persons are necessary in connection with the transactions contemplated by this Agreement.

5.6. This Agreement has been duly authorized, executed and delivered by Platoro and constitutes a valid and binding obligation of Platoro, enforceable against it in accordance with its terms.

                            ARTICLE 6 - MISCELLANEOUS

6.1 All notices required or permitted by this Agreement shall be in writing and delivered by hand or facsimile to:

 .1       USI:

         Address:          Uranium Strategies Inc.
                           180 Niagara St., Suite 505
                           Toronto, Ontario  M5V 3E1
                           Canada

         Facsimile:        (416) 444-0586

         With a copy to:   Graubard Mollen & Miller

         Address:          600 Third Avenue
                           New York, NY  10016
                           USA

         Facsimile:        (212) 818-8881


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

 .2       Platoro:

         Address:          Platoro West Incorporated
                           Exploration Office
                           P.O. Box 2654
                           Durango, CO  81302
                           U.S.A.

         Facsimile:        (970) 259-6425

or at such other address or fax number of which the addressee may from time to time have notified the addressor. A notice shall be deemed to have been sent and received on the day it is delivered by hand or on the day on which it is sent by facsimile transmission. If such day is not a Business Day or if the notice is received after ordinary office hours (time of place of receipt), the notice shall be deemed to have been sent and received on the next Business Day.

6.2 Time is of the essence of every provision of this Agreement. Any extension, waiver or variation of any provision of this Agreement shall not be deemed to effect this provision and there shall be no implied waiver of this provision.

6.3 The parties shall do or cause to be done all such further acts and things as may be necessary or desirable to give full effect to this Agreement.

6.4 This Agreement shall be governed by the laws of the Province of Ontario and the laws of Canada applicable therein. Each party hereby irrevocably attorns to the non-exclusive jurisdiction of the courts of the Province of Ontario.

6.5      This Agreement may be amended only by written agreement of the parties.

6.6 No waiver of any provision of this Agreement shall be binding unless it is in writing. No indulgence or forbearance by a party shall constitute a waiver of such party's right to insist upon performance in full and in a timely manner of all covenants in this Agreement. Waiver of any provision shall not be deemed to waive the same provision thereafter, or any other provision of this Agreement at any time.

6.6 This Agreement and the schedules attached to this Agreement constitute the entire agreement among the parties pertaining to all matters herein and supersedes all prior negotiations, agreements, letters of intent, understandings, covenants, representations, warranties and conditions with respect thereto.

6.7 This Agreement may be executed in one or more counterparts which, together, shall constitute one and the same Agreement. This Agreement shall not be binding upon any party until it has been executed by each of the parties and delivered to all other parties.

6.8.1 Except as specified in 6.8.2, neither this Agreement nor any rights or obligations hereunder may be assigned, directly or indirectly, by Platoro without the prior written consent of USI, which consent may be arbitrarily withheld. Any assignment without such consent shall be null and void.

6.8.2 Notwithstanding 6.8.1, provided that the obligations in Article 2 have been completed by Platoro, and provided that Platoro is not in default pursuant to this Agreement, Platoro shall have the right to assign the right to receive any payment or shares contemplated by this Agreement, but no such assignment shall relieve Platoro of any obligation hereunder, and any such assignment shall be subject to the equities between the parties hereto, including without limitation USI's right of set off.

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

6.9 This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors, heirs, executors, administrators, personal representatives and permitted assigns.

6.10 This Agreement may be executed and delivered by facsimile transmission followed by delivery of a duly executed original copy hereof, which facsimile transmission shall be valid and binding on the parties hereto, pending receipt by all parties of an original copy of this Agreement duly executed.

6.11 If any article, section or any portion of any section of this Agreement is determined to be unenforceable or invalid for any reason whatsoever that unenforceability or invalidity shall not affect the unenforceability or validity of the remaining portions of this Agreement and such unenforceable or invalid article, section or portion thereof shall be severed from the remainder of this Agreement.

6.12 Each of the parties expressly disclaims any intention to create a partnership between the parties or to constitute the other party as its agent (except as expressly provided herein) whether as to the profits arising from development of the Subject Mining Claims, as to title in the Subject Mining Claims, or with respect to any other matter relating to the Subject Mining Claims. Each party covenants with the other that it will not, at any time, allege or claim that a partnership or agency was created between them pursuant to the provisions of this Agreement or otherwise.

6.13 Subject to the other terms and conditions of this Agreement, USI agrees to carry out and record or cause to be carried out and recorded all assessment work, or pay fees in lieu of said assessment work if allowed by governmental authorities in order to maintain the Subject Mining Claims in good standing at all times. As between USI and Platoro, USI shall be solely responsible for any taxes, assessments, or fees levied by any governmental authority with respect to the Subject Mining Claims or USI's operations thereon. USI shall carry out reclamation work required by federal or state governmental authorities resulting from USI's activities on the Subject Mining Claims, provided that USI shall bear no responsibility for reclamation of any disturbances or activities created by anyone other than USI or its agents.

     IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

Signed, Sealed and Delivered in the presence of )
                                                ) Uranium Strategies Inc.
                                                )
                                                ) Per:
                                                )
                                                ) ----------------------------
                                                ) Name: Mitchell Geisler
                                                ) Office: Secretary and Director
                                                )
                                                ) Platoro West Incorporated
                                                )
                                                ) Per:
                                                )
                                                ) ----------------------------
                                                ) Name: William M. Sheriff
                                                ) Office: President

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